Exhibit 10.1

The following exhibit is a form of the agreement between Fox Broadcasting Company and Fox News Network, L.L.C., the licensee and the licensee television stations.  Substantially identical agreements exist for the following stations and their licenses:

WBFF-TV, WZTV-TV, WTTE-TV, KABB-TV, KOKH-TV, WRGT-TV, WVAH-TV and KDSM-TV.

The agreements for WPGH-TV, WUTV-TV, WRLH-TV, WDKY-TV, WSMH-TV, WSYT-TV, WUHF-TV, KBSI-TV, WMSN-TV, WTAT-TV, and WYZZ-TV are substantially identical except for the omission of paragraph 20.

FOX BROADCASTING COMPANY

STATION AFFILIATION AGREEMENT

March 7, 2006

Sinclair Broadcast Group, Inc.

_________________

______-TV

10706 Beaver Dam Road

Cockeysville, MD 21030

Attention:              General Manager

This sets forth the terms and conditions of the agreement between Fox Broadcasting Company (“Fox”), on behalf of itself, and Fox News Network, L.L.C. (“FNN”), on the one hand, and                          (“Licensee”), on the other hand, for the carriage of programming over the facilities of Licensee’s television station                      (“Station”).  As used in this Agreement, the terms “program”, “programming” and “Fox programming” and any derivations thereof shall mean, unless specifically indicated otherwise, the programming of Fox.

1.             Fox Programming:  Fox will deliver to the Station for free over-the-air television broadcasting, all programming which Fox makes available for broadcasting in the community to which Station is presently licensed by the FCC, which is                ,            ; provided, however, that notwithstanding anything to the contrary in this Agreement, if Fox affiliates generally (excluding any affiliates in which Fox or any of Fox’s parent, affiliated, subsidiary or related companies has any significant ownership or controlling interest) are providing any cash payments or other consideration to Fox for receiving any programming  (the “Paid-For Programming”), then Fox will not be obligated to deliver such Paid-For Programming to Station unless Licensee pays or provides to Fox consideration comparable (as FOX reasonably determines in good faith, taking into account the relevant and reasonable business factors selected by FOX, such as Licensee’s market size and other television market variations) to that which such Fox affiliates generally paid or provided to Fox for the Paid-For Programming.  The selection, scheduling, substitution and withdrawal of any program or portion thereof shall at all times remain within Fox’s sole discretion and control.  Licensee shall not and shall not authorize others to broadcast or otherwise use any program (or part thereof) or other material supplied by Fox except as specified in this Agreement, and without limiting the foregoing, Station may broadcast Fox programming only: (i) as scheduled by Fox, (ii) over Station’s facilities in the Community specified above in this Paragraph 1 (“Station’s Community”), and (iii) by free over-the-air television broadcasting.

2.             Delivery:  Fox will transmit the programming hereunder by satellite and shall keep Licensee apprised of both the satellite and transponder being used for that transmission.  Any and all costs of whatever kind that Station incurs to pick up the programming from the satellite and rebroadcast it shall be the sole responsibility of Licensee.

3.                                       Carriage & Preemption:

(a)        (1)                                            On the dates and at the times scheduled by Fox, Licensee agrees to broadcast over Station’s facilities in its entirety, in the form transmitted by Fox, without interruption, deletion, compression, addition, squeezing, alteration or other changes (except for adding Licensee’s commercial and public service announcements to the extent permitted by this Agreement) the Fox programs and Program-Related Material (as defined in Paragraph 3(a)(2) hereof), delivered by Fox to Station during Programmed Time Periods and New Programmed Time Periods in accordance with this Agreement (including without limitation, all commercial announcements, Fox i.d.’s, and Fox promos and credits).

(2)                                  Without limitation of subparagraph (1) immediately above, Station must not, in retransmitting the Fox programs or other content, degrade or otherwise alter the program’s or content’s video, audio and other components.  Station acknowledges that upon commencement of operation of Station’s digital television signal (“DTV channel”), each Station will, to the same extent as this Agreement provides for carriage of Fox programming on its analog channel, carry on such DTV channel the digital feed of such Fox programming as and in the technical format provided by Fox consistent with the ATSC standards and all Program-Related Material (collectively, the “Network Digital Feed”).  As used herein, Program-Related Material shall mean the following content, data or information which is transmitted concurrently or substantially concurrently with the Fox programs and which does not require Station to devote more than two (2) Mbps of digital bandwidth to the transmission thereof: (i) closed-captioning information, (ii) program identification codes, (iii) the FCC Redistribution Control Descriptor and other such protection systems,

(iv) program ratings information, (v) alternative language feeds related to the programming, (vi) Nielsen data, (vii) programming, data and other enhancements which are related to the programming and network advertisements provided in the Network Digital Feed, (viii) such other materials as has been agreed by a majority (calculated by DMA percentage) of Fox affiliated television stations (but not including stations owned and operated by corporate affiliates of Fox), (ix) such other material as may be provided by Fox that is necessary to provide the Network Digital Feed, (x) information and material directly associated with specific network commercial advertisements contained in the network programs included in the Network Digital Feed, and (xi) information and material designed to promote network programming.  In the event that Fox proposes that any Station or Stations carry network multiplexed programming or ancillary data that is not Program-Related Material, Station agrees to negotiate in good faith with Fox regarding the terms pursuant to which such multiplexed programming or ancillary data may be carried.  Station shall commence operation of Station’s digital television signal by the later of (i) May 2, 2002 or (ii) any extension or postponement of such date mandated or approved by the FCC; to the extent that a Station is not transmitting a DTV channel as of the later of such dates, Fox shall be permitted to offer the Network Digital Feed, together with any Program-Related Material or other material provided by Fox for digital transmission, to any licensee transmitting a DTV channel in Station’s DMA notwithstanding any other provision of this Agreement.

(3)                                  Without limitation to the foregoing provisions of this subparagraph 3(a), each time, if any, that Station uses Fox’s NTSC feed of Fox programs or Program-Related Material for Station’s DTV Channel, Station must turn on the FCC Redistribution Control Descriptor unless Fox directs otherwise.

(b)                                 Except as noted hereafter, Fox commits to supply Station with programming throughout the term of this Agreement for the Programmed Time Periods.  For purposes of this Agreement, the “Programmed Time Periods” are as follows (for programming other than Daytime programming, the specified times apply for the Eastern or Pacific Time Zones, and the Mountain and Central Time Zones are one hour earlier; for Daytime programming, the specified times apply to all Time Zones, unless Fox agrees otherwise):

Daytime:	9-10 A.M. Sunday
8 A.M.-12:00 Noon Saturday

Prime Time:	7-10 P.M. Sunday
8-10 P.M. Monday thru Saturday

Late Night:	11 P.M.-12 A.M. Saturday

Weekend, All-Star & Post Season Sports:	As scheduled for Station by Fox, including pre-game and post-game shows.

Subject only to the preemption rights in Paragraph 11 below, Licensee shall broadcast over Station for the term of this Agreement, for the Programmed Time Periods, all Fox programming specified by Fox, except to the extent that Licensee is broadcasting programming pursuant to (and within the specific limits of) a commitment expressly set forth on Exhibit A (for non-sports programming) or Exhibit B (for sports programming) to this Agreement (but not including any extension or renewal of such commitment by option extension or otherwise if such renewal or extension would conflict with the in-pattern clearance of any Fox programming).  If any Fox programming is not broadcast in its Programmed Time Period due to any such commitment, Licensee shall broadcast that Fox programming in the “make good” time period specified in Exhibit A or B, as applicable.  Foxhas suspended providing Foxrogramming for the Programmed Time Periods 7-8 a.m. Monday through Friday, 9-10 a.m. Monday through Friday, 3-5 p.m. Monday through Friday and 11 p.m.-12 a.m. Monday through Friday.  Licensee acknowledges that Fox intends to resume programming those time periods, and Licensee and Fox shall negotiate in good faith in an attempt to reach agreement on an amendment to this Agreement which would require carriage of such programming.

(c)                                  Without limiting subparagraph (b) above, each time that Licensee for any reason fails to (or advises Fox it will not) telecast any Fox programming as provided for in this Agreement, then upon Fox’s request, Licensee shall telecast that programming (or replacement programming selected by Fox) and the commercial announcements contained in it, in a substitute time period that is within the same A.C. Nielsen broadcast ratings week as, and that is of a quality and rating value as nearly as possible equal to that of, the time period during which the programming was not telecast.  Licensee shall give Fox at least 72 hours advance notice that it intends not to broadcast any Fox programming and in such notice shall identify the substitute time period that Licensee selects, which time period shall be subject to Fox’s prior approval.  If Licensee does not fully comply with the foregoing, then, without limitation to any other rights of Fox under this Agreement or otherwise, Fox shall have the right to license the broadcast rights to the applicable omitted programming (or replacement programming) to another television station located in Station’s Community and shall advise Licensee in writing of any such action.  In addition to the foregoing, with respect to programming for broadcast within the New Programmed Time Periods (as defined in subparagraph 3(e) below), Fox will provide Licensee with written notice (“New Program Notice”) for each program addition, and Licensee shall be required to broadcast such program addition within said New Programmed Time Period, as soon as reasonably possible after such program addition is made available to Station, but no later than six (6) months following Licensee’s receipt of a New Program Notice; provided, however, if, prior to being advised by Fox of Fox’s intent to expand into the New Programmed Time Period, Licensee has entered into a written contract, or has exchanged correspondence or memos that specifically require the Station to broadcast programming in the New Programmed Time Period or has written programming commitments for a broadcast window that collectively preclude Station from broadcasting the Fox programming in the New Programmed Time Period, then until expiration of its conflicting written commitments (which may not be renewed or extended except as otherwise provided herein), Licensee may broadcast the Fox programming outside the New Programmed Time Period at a time period mutually acceptable to Fox and Licensee.  If Licensee refuses to broadcast any program within a New Programmed Time Period for any reason other than (i) a program conflict specified in subparagraph 3(e) below, or (ii) those specified in Paragraph 11 below, then Fox shall have the right to terminate this Agreement upon six months prior notice to Licensee; provided, however, that the Fox affiliates representing at least 50% of the Non-O&O TV Households broadcast any such program within a New Programmed Time Period.  For purposes of this Agreement, “Non-O&O TV Households” are equal to: (i) the total U.S. Television Households represented by all Fox affiliates, less (ii) the U.S. Television Households represented by the Fox Owned and Operated television stations.

(d)                                 Under this Agreement, an “Approved Preemption” shall mean: any failure to broadcast due to force majeure under Paragraph 7 below, any preemption permitted by Exhibit A or B hereto that is “made good” in accordance therewith and any preemption permitted by Paragraph 11 below.  Any other preemption or failure to broadcast any Fox programming is an “Unauthorized Preemption” and without limiting any other rights of Fox under this Agreement or otherwise, if within any 12-month period during the term of this Agreement, Station makes three (3) or more Unauthorized Preemptions of any Fox programming, Fox may, upon 30 days prior written notice to Licensee, elect to either: (1) terminate Station’s right to broadcast any one or more series or other Fox programs, as Fox shall elect, and, to the extent and for the period(s) that Fox elects, thereafter license the broadcast rights to the applicable series or other Fox programs to any other television station or stations located in Station’s Community, or (2) terminate this Agreement.

(e)                                  Licensee shall broadcast over Station’s facilities all Fox programming to be offered during time periods not presently programmed by Fox (“New Programmed Time Periods”), subject to Fox providing to Licensee at least six months notice prior to delivering any additional programming within these time periods.  Notwithstanding anything to the contrary set forth in subparagraph 3(c) or in this subparagraph (e), Licensee shall not be obligated to broadcast Fox programming during New Programmed Time Periods unless and until the Federal

Communications Commission eliminates, or modifies to reduce the regulatory constraints of, Section 73.658(d) of its rules.  In the event that the Federal Communications Commission modifies but does not eliminate Section 73.658(d) of its rules, then Licensee shall be obligated to broadcast programming during New Programmed Time Periods to the extent permitted by such modification and this subparagraph 3(e) shall be amended if necessary to conform to such modification; provided, however, that in no event shall Licensee be obligated to broadcast Fox programming during New Programmed Time Periods at a date earlier than as provided for in this subparagraph 3(e).  Without limitation to any of Licensee’s and Station’s obligations to carry Fox programming, Licensee acknowledges and agrees that in-pattern clearance of Fox programming is critically important to Fox, and Licensee: (1) agrees to act in good faith to fulfill its obligations as set forth in this Agreement to clear in pattern all Fox programming on Station, subject only to the preemption rights set forth in Paragraph 11 below and to the provisions of this subparagraph 3(e); and (2) confirms that except as expressly set forth in Exhibit A or Exhibit B to this Agreement, there is no obligation or commitment that would interfere or conflict with in-pattern clearance on Station of existing Fox programming and that all agreements that require Licensee to broadcast programming in time periods that conflict with in-pattern clearance of existing Fox programming shall be permitted to expire on the earliest possible dates under such agreements without renewal or extension by Licensee, unless any such renewal or extension would not conflict with in-pattern clearance of any Fox programming.

(f)                                    Commencing seven days from each request by Fox to Licensee for such negotiation, Licensee and Fox will negotiate in good faith for a period of 60 days in connection with Licensee’s transmission or retransmission of Fox programs or other data, information or content (or any combination of the foregoing) using Station’s digital broadcast spectrum or signal capacity other than as provided for under subparagraph 3(a) above (the “New Plan”), which use will not commence earlier than six months from the date of such request.

4.             Promotion:

(a)                                  Fox will provide Licensee with on-air promotional announcements, which may be for any Fox programming (“Fox Promos”), including without limitation, for broadcast in Station’s non-Fox programming.  Licensee shall use its good faith, best efforts to provide an on-air promotional schedule consistent with Fox’s recommendations and in coordination with Fox, and to budget Station’s annual advertising funds so as to enable Station to participate, on a year-round basis, in Fox’s “co-op” advertising plan.  Without limitation to the foregoing, in each instance, if any, that Fox determines that Station’s “Sweeps Rating” (as defined below) is below the average Sweeps Rating for all Fox affiliated stations, then Station shall be deemed to be “Performing Below Average” and (subject to the provisions of Paragraph 11 below) shall, within 15 days of Fox giving Licensee written notice thereof, commence full compliance with the following: (1) Station shall not broadcast, during each one-half hour of all periods that Station is not broadcasting Fox programming (the “Non-Fox Time Periods”), less than one (1) thirty (30) second promotional announcement (or promotional announcements aggregating 30 seconds, to the extent Fox so elects) for Station’s local, syndicated or Fox programming, and (2) during all Non-Fox Time Periods, Licensee shall broadcast Fox Promos for not less than 45% of 100% (the “Applicable Percentage”) of the total, aggregate “gross ratings points” for all the promotional announcements broadcast by Licensee (“Aggregate Promotional GRP’s”) within the Non-Fox Time Periods (the specific Fox Promos broadcast by Licensee and number of broadcasts of each Fox Promo shall be, to the extent Fox elects, as specified by Fox, and the broadcasts of the Fox Promos shall be made so that the GRP’s allocated thereto are distributed fairly and reasonably across the Non-Fox Time Periods); provided, however, that if Station’s Sweeps Rating ranks Station within the bottom 50% (ranked highest to lowest) of those Fox affiliated stations that are Performing Below Average, then the Applicable Percentage for Station shall be not less than 55% of 100% of said Aggregate Promotional GRP’s.  Licensee’s full compliance with the immediately foregoing sentence shall continue until Licensee is no longer Performing Below Average, as determined by the most recent Sweeps Rating.  For purposes hereof, the “Sweeps Rating” shall mean for each station the average A.C. Nielsen rating for the most-current completed “sweeps” period for Adults 18-49 for all prime time hours programmed by Fox.  Licensee agrees to maintain complete and accurate records of all promotional announcements broadcast as provided herein.  Within two (2) weeks following each request by Fox therefor, Licensee will submit copies of all such records to Fox.  Notwithstanding anything to the contrary in (and without limitation to the above provisions of) this subparagraph 4(a), and as a material term of this Agreement, Licensee shall, in coordination with Fox, cause Station to broadcast in each of Station’s prime-time access periods, a total of 30 seconds of promotional announcements for Fox programming provided by Fox hereunder.

 (b)                              In addition to providing the promotion announcements referred to above, Fox shall make available to Licensee, at reasonable costs, such other promotional and sales materials as Fox and Licensee may mutually consider appropriate.  Licensee shall not delete any copyright, trademark, logo or other notice, or any credit, included in any materials delivered pursuant to this paragraph or otherwise, and Licensee shall not exhibit, display, distribute or otherwise use any trademark, logo or other material or item delivered pursuant to this paragraph or otherwise, except as instructed by Fox at the time.

(c)                                  Fox shall determine annually an  A.C. Nielsen “Sweeps” co op plan, including an amount determined by Fox in its sole discretion (the “Co Op Commitment”) in local cash expenditures to be made by Licensee to promote Fox on Station.  Licensee agrees to comply with these designated cash expenditures throughout the term of this Agreement; provided, however, that on occasion, Licensee may in its sole discretion spend less than the amounts designated by Fox due to Licensee’s corporate financial considerations.  Subject to Licensee’s full performance of its obligations under this Paragraph 4, Fox will reimburse Licensee for 50% of such cash expenditures as are made in accordance with Fox’s co-op plan, up to a maximum annual Fox contribution equal to 50% of the Co-Op Commitment.  For the 2005/2006 Fox network television season, the total Co-Op Commitment for Station that Fox determines shall not exceed $_________ (the “Commitment Limit”); provided, however, that in no event will Fox require Licensee to promote more than a total of 60 nights (not more than a total of 20 nights for each of the November, February and May Sweeps (the “3 Sweeps”)) for said 2005/2006 Fox network television season. Notwithstanding anything hereinabove to the contrary, the total 3 Sweeps average Co-Op Commitment for the 2005/2006 broadcast season will not exceed Licensee’s total 3 Sweeps average for the 2004/2005 broadcast season by more than nine and six-tenths percent (9.6%) and, for the 2006/2007 season and each subsequent Fox network television season thereafter, the total 3 Sweeps average for such season shall not exceed the total 3 Sweeps average for the immediately preceding Fox network television season by more than nine and six-tenths percent (9.6%).

5.                                       Commercial Announcements:

(a)                                  In each individual Fox program, Fox will have the right in its sole discretion to determine: (1) the number and length of commercial announcement slots (including station breaks) that will be available to Fox affiliates for insertion of affiliate commercial announcements and (2) the terms and conditions applicable to the availability and use of the commercial announcement slots.  Fox will make available to Licensee for Station’s use in each individual Fox program the same number and length of commercial announcements (including station breaks) as Fox makes available generally in that program to Fox affiliates on a national basis, on the terms and conditions that Fox generally applies to those affiliates on a national basis.  Licensee agrees to be bound by Fox’s decisions as provided for in this Paragraph 5.

(b)                                 Subject to the rules and regulations of the FCC relating to the broadcast of commercial matter in children’s programming, Fox shall determine the placement, timing and format of Fox’s and Licensee’s commercial announcements.  Fox shall have the right to include commercial announcements in all of the commercial time available in each hour of the programming other than that expressly allocated to Licensee in this Agreement.

(c)                                  Licensee’s broadcast over the Station of all commercial announcements included by Fox in Fox programming is of the essence of this Agreement, and nothing contained in Paragraph 3 above or elsewhere in this Agreement (other than Paragraph 11 below) shall limit Fox’s rights or remedies at law or otherwise relating to failure to so broadcast said commercial announcements.  Licensee agrees to maintain complete and accurate records of all commercial announcements broadcast as provided in this Agreement.  Within two (2) weeks following each request by Fox therefor, Licensee will submit copies of all such records to Fox.

6.             Supplemental Agreements: Each of the 1998 NFL Supplemental Agreement and the 1999 Prime-Time-Inventory-Purchase Supplemental Agreement, as each may be amended or extended, (collectively the “Supplementals”), between Licensee and Fox, are in full force and effect, and this Agreement is now deemed the applicable Station Affiliation Agreement referenced in the Supplementals.  Licensee shall fully perform all terms and conditions of the Supplementals in their entirety throughout the term of this Agreement.

7.             Force Majeure:  Fox shall not be liable to Licensee for failure to supply any programming or any part thereof, nor shall Licensee be liable to Fox for failure to broadcast any such programming or any part thereof, by reason of any act of God, labor dispute, non-delivery by program suppliers or others, failure or breakdown of satellite or other facilities, legal enactment, governmental order or regulation or any other similar or dissimilar cause beyond their respective control (“force majeure event”).  If, due to any force majeure event(s), Fox substantially fails to provide the programming to be delivered to Licensee under Paragraph 1 above, or Licensee substantially fails to broadcast such programming as scheduled by Fox, for 4 consecutive weeks, or for 6 weeks in the aggregate during any 12-month period, then the other party hereto (the “unaffected party”) may terminate this Agreement upon thirty (30) days prior written notice to the party so failing, which notice may be given at any time prior to the expiration of 7 days after the unaffected party’s receipt of actual notice that the force majeure event(s) has ended.

8.             Assignment:  This Agreement shall not be assigned by Licensee without the prior written consent of Fox, and any permitted assignment shall not relieve Licensee of its obligations hereunder.  Any purported assignment by Licensee without such consent shall be null and void and not enforceable against Fox.  Licensee also agrees that if any application is made to the Federal Communications Commission pertaining to an assignment or a transfer of control of Licensee’s license for the Station, or any interest therein, Licensee shall immediately notify Fox in writing of the filing of such application.  Except as to “short form” assignments or transfers of control made pursuant to Section 73.3540(f) of the Rules and Regulations of the Federal Communications Commission, Fox shall have the right to terminate this Agreement, effective upon thirty (30) days notice to Licensee and the transferee or assignee of such termination, which notice may be given at any time within ninety (90) days after the earlier of: (a) the date on which Fox learns that such assignment or transfer has become effective or (b) the date on which Fox receives written notice of such assignment or transfer.  Licensee agrees, that upon Fox’s request, Licensee shall procure and deliver to Fox, in form satisfactory to Fox, the agreement of the proposed assignee or transferee that, upon consummation of the assignment or transfer of control of the Station’s authorization, the assignee or transferee will assume and perform this Agreement in its entirety without limitation of any kind.  If Licensee fails to notify Fox of the proposed assignment or transfer of control of said Station’s authorization, or fails to procure the agreement of the proposed assignee or transferee in accordance with this Paragraph, then such failure shall be deemed a material breach of this Agreement.  Without limitation to any other provision of this

Agreement or to any of Fox’s rights or remedies, if, without Fox’s prior written consent, Licensee enters into any “Local Management Agreement”, “Time Brokerage Agreement” or similar arrangement or agreement pertaining to Station operations, or for the use (by lease or otherwise) by any party other than Licensee of any Programmed Time Period or New Programmed Time Period or any significant portion of Station’s broadcast time outside of those Fox Time Periods, Fox will have the right at any time to terminate this Agreement on thirty (30) days’ notice to Licensee.

9.             Unauthorized Copying:  Licensee shall not, and shall not authorize others to, record, copy or duplicate any programming or other material furnished by Fox hereunder, in whole or in part, and shall take all reasonable precautions to prevent any such recordings, copying or duplicating.  Notwithstanding the foregoing, if Station is located in the Mountain Time Zone, Licensee may pre-record programming from the satellite feed for later telecast at the times scheduled by Fox.  Licensee shall erase all such pre-recorded programming promptly after its scheduled telecast.

10.           Term:  The term of this Agreement shall commence on March 7, 2006 and shall continue through March 6, 2012 (the “initial period”).  Notwithstanding anything to the contrary contained in this Agreement, upon the termination or expiration of the term of this Agreement, all of Licensee’s and Station’s rights to broadcast or otherwise use any Fox program or any trademark, logo or other material or item hereunder shall immediately cease and neither Licensee nor Station shall have any further rights whatsoever with respect to any such program, material or item.

11.           Applicable Law:  Notwithstanding anything to the contrary in this Agreement, the obligations of Licensee and Fox under this Agreement are subject to all applicable federal, state, and local laws, rules and regulations (including, but not limited to, the Communications Act of 1934, as amended, and the rules and regulations of the Federal Communications Commission) and this Agreement shall be deemed to have been negotiated and entered into, and this Agreement and all matters or issues collateral thereto shall be governed by, the law of the State of California applicable to contracts negotiated, executed and performed entirely within that state.  With respect to programs offered or already contracted for pursuant to this Agreement, nothing in any other Paragraph hereof shall be construed to prevent or hinder Licensee from (a) rejecting or refusing Fox programs which Licensee reasonably believes to be unsatisfactory, unsuitable or contrary to the public interest, or (b) substituting a program which, in Licensee’s opinion, is of greater local or national importance; provided, however, Licensee shall give Fox written notice of each such rejection or substitution, and the justification therefor, at least 72 hours in advance of the scheduled broadcast, or as soon thereafter as possible (including an explanation of the cause for any lesser notice).  Notwithstanding anything to the contrary expressed or implied herein, the parties acknowledge that Station has the ultimate responsibility to determine the suitability of the subject matter of program content, including commercial, promotional or public service announcements, and to determine which programming is of greater local or national importance, consistent with 47 C.F.R. Section 73.658(e).

12.           Station Acquisition by Fox:   Notwithstanding anything to the contrary in this Agreement, and without limitation to any of Fox’s rights, if, during the Term of this Agreement, FOX, or its affiliate, subsidiary or related companies, or its parent, or any other entities in which any of the foregoing have an interest, consummates the acquisition of all of, or a controlling ownership interest in, another station in the Station’s DMA, and Fox determines to operate the station acquired as a Fox affiliate, Fox may terminate this Agreement as a result of such acquisition, only if Fox first offers Licensee or its designee in writing (accompanied by financials of the station reasonably sufficient to enable Licensee to perform a valuation) the right to acquire Fox’s interest (at a price which shall be the fair market value of the station), and Licensee rejects the offer in writing.  If Licensee fails to respond to Fox’s offer within thirty (30) days of receipt, Licensee shall be deemed to have rejected the offer.  If Licensee wishes to purchase the station, it shall so notify Fox, in writing, within thirty (30) days of receipt of Fox’s offer, and each party will, within the thirty (30) day period following Fox’s receipt of Licensee’s notice, specify what it believes to be the fair market value of the station.  If the valuations are within ten percent of one another, the purchase price shall be the average of the two valuations.  If the difference is greater, the two valuations shall be submitted for final determination of the purchase price to a well-known and experienced television station appraiser/broker mutually agreeable to Fox and Licensee.  In the event Fox and Licensee are unable to agree on the appraiser/broker within five (5) business days, the matter shall be submitted to arbitration for final determination as provided in Paragraph 7 of the August 20, 1996 Letter Agreement between Fox and Licensee.  Licensee shall have ten (10) business days after determination of the purchase price by the appraiser/broker or arbitrator, as the case may be, to notify Fox that it still wishes to proceed with the purchase.  If Licensee or its designee purchases the station, it shall operate the station as a Fox affiliate pursuant to this Agreement through the end of the Term, following the conclusion of any existing affiliation agreement for the station.  If Licensee rejects the offer, Fox may then terminate this Agreement.

13.           Change in Operations: If at any time Station’s transmitter location, power, frequency, programming format, hours of operation, technical quality of transmissions or any other material aspect of Station’s operations is such that Fox determines in its reasonable judgment that Station is of materially less value to Fox as a broadcaster of Fox programming than at the date of this Agreement, then Fox shall have the right to terminate this Agreement upon sixty (60) days prior written notice to Licensee, unless Licensee cures such change in Station’s operations during said sixty (60) day period to Fox’s reasonable satisfaction.

14.           Non-Liability of Board Members:  To the extent the Fox Broadcasting Company Affiliates’ Association Board of Governors (the “Board”) and its members are acting in their capacity as such, then the Board and each such member so acting shall not have any obligation or legal or other liability whatsoever to Licensee in connection with this Agreement, including without limitation, with respect to the Board’s or such member’s approval or non-approval of any matter, exercise or non-exercise of any right or taking of or failing to take any other action in connection therewith.

15.           Warranties and Indemnities:

(a)                                  Fox represents and warrants that Station’s broadcast, in accordance with this Agreement, of any Fox programming, including Fox’s commercial announcements, provided by Fox to Station shall not violate any applicable rules, regulations or written policies of the FCC or other governmental authority having jurisdiction over Fox and/or Licensee, or violate or infringe upon the trade name, trademark, copyright, literary or dramatic right, or right of privacy or publicity of any party, or constitute a libel or slander of any party; provided, however, that the foregoing representations and warranties shall not apply: (1) to public performance rights in music, (2) to any material furnished or added by any party other than Fox after delivery of the programming to Station or (3) to the extent such programming is changed or otherwise affected by deletion of any material by any party other than Fox after delivery of the programming to Station.  Fox agrees to indemnify and hold harmless Station and its parents, affiliates, subsidiaries, successors and assigns, and the respective owners, officers, directors, agents and employees of each, from and against all liability, actions, claims, demands, losses, damages or expenses (including reasonable attorneys’ fees, but excluding Licensee’s or Station’s lost profits or consequential damages, if any) caused by or arising out of Fox’s breach of the representations and warranties set forth in the foregoing sentence.  Fox makes no representations, warranties or indemnities, express or implied, except as expressly set forth in this subparagraph (a).

(b)                                 Without limitation to any of Licensee’s other obligations and agreements under this Agreement, Licensee agrees to indemnify and hold harmless Fox and its parents, affiliates, subsidiaries, successors and assigns, and the respective owners, officers, directors, agents and employees of each, from and against all liability, actions, claims, demands, losses, damages or expenses (including reasonable attorneys’ fees, but excluding Fox’s lost profits or Fox’s consequential damages, if any) caused by or arising out of any matters excluded from Fox’s representations and warranties by subparagraphs (a)(1), (2) or (3) above, or any breach of any of Licensee’s representations, warranties or agreements hereunder or any programming broadcast by Station other than that provided by Fox hereunder.

(c)                                  The indemnitor may assume, and if the indemnitee requests in writing shall assume, the defense of any claim, demand or action covered by indemnity hereunder, and upon the written request of the indemnitee, shall allow the indemnitee to cooperate in the defense at the indemnitee’s sole cost and expense.  The indemnitee shall give the indemnitor prompt written notice of any claim, demand or action covered by indemnity hereunder.  If the indemnitee settles any claim, demand or action without the prior written consent of the indemnitor, the indemnitor shall be released from the indemnity in that instance.

16.           Notices:  All notices to each party required or permitted hereunder to be in writing shall be deemed given when personally delivered (including, without limitation, upon delivery by overnight courier or other messenger or upon receipt of facsimile copy), upon the date of mailing postage prepaid or when delivered charges prepaid to the telegraph office for transmission, addressed as specified below, or addressed to such other address as such party may hereafter specify in a written notice given as provided herein.  Such notices to Licensee shall be to the address set forth for Licensee on page 1 of this Agreement:  with a courtesy copy to: Sinclair

Communications, Inc., 10706 Beaver Dam Road, Cockeysville, MD 21030, Attn: General Counsel.  Such notices to Fox shall be to:  Fox Broadcasting Company, 10201 West Pico Boulevard, Los Angeles, CA 90035, Attn: Network Distribution; with a copy to: Fox Broadcasting Company, 10201 West Pico Boulevard, Los Angeles, CA 90035, Attn: Legal Affairs.

17.           Retransmission Consent:

(a)                                  Without Fox’s prior written approval, Licensee shall not grant its consent to the transmission or retransmission, by any cable system, satellite, other multichannel video programming distributor (“MVPD”), telephone system, microwave carrier, wireless cable system or other technology wherever located, of Station’s broadcast of any Fox programming.  Neither this Agreement nor any grant by Licensee of retransmission consent conveys any license or sublicense in or to the copyrights of Fox programming and Fox shall in no way be a party to or incur any duty or other obligation in connection with any retransmission consent granted by Licensee.

(b)                                 Licensee shall be entitled to invoke the protection against duplication of programming imported under the compulsory copyright license to the extent and in the manner provided in Sections 76.92 through 76.94 of the rules of the FCC as in effect from time to time. Such right shall apply to all Fox programming for the duration of the Term of this Agreement. For the duration of this Agreement, Licensee’s rights shall apply to both simultaneous and non-simultaneous duplication. Licensee shall be entitled to invoke nonduplication protection in the area within 35 miles of the FCC’s reference point for its city of license and, if Station is in a Hyphenated Market for purposes of FCC nonduplication rules, in the area within 35 miles of the FCC’s reference point for each other designated community within such Hyphenated Market; provided, however, notwithstanding the foregoing, Licensee shall not invoke said nonduplication protection beyond the boundaries designated as its Designated Market Area (“DMA”) as defined by A.C. Neilsen i.e. from time to time.

18.           Change In Fox Operations:  Notwithstanding anything to the contrary in this Agreement and without limitation to any of Fox’s rights, Fox reserves the right (other than with respect to: (i) the second and third sentences of Paragraph 3(e) above; and (ii) Paragraph 11 above) to make changes in its operations (and/or terms of doing business) that conflict with (or do not conform to) the terms of this Agreement and that will be applicable to its affiliates generally.   Fox shall notify Licensee in writing that Fox has made such change and the effective date thereof, and as of said effective date, this Agreement will be deemed amended to reflect such change, unless within 20 days of Fox’s notification to Licensee of such change, Licensee notifies Fox in writing that Licensee rejects such change.  If Licensee does so reject said change, then Fox shall have the right for a period of six months from Fox’s receipt of Licensee’s rejection notice to terminate this Agreement by providing not less than ninety (90) days’ written notice to Licensee.

19.           Miscellaneous:

(a)                                  Nothing contained in this Agreement shall create any partnership, association, joint venture, fiduciary or agency relationship between Fox and Licensee.

(b)                                 No waiver of any failure of any condition or of the breach of any obligation hereunder shall be deemed to be a waiver of any preceding or succeeding failure of the same or any other condition, or a waiver of any preceding or succeeding breach of the same or any other obligation.

 (c)                               In connection with Fox programming, Station shall at all times permit Fox, without charge, to place, maintain and use on Station’s premises, at Fox’s expense, such reasonable amounts of devices and equipment as Fox shall require, in such location and manner, as to allow Fox to economically, efficiently and accurately achieve the purposes of such equipment.  Station shall operate such equipment for Fox, to the extent Fox reasonably requests, and no fee shall be charged by Station therefor.

(d)                                 This Agreement, together with the Supplementals, constitutes the entire understanding between Fox and Licensee concerning the subject matter hereof and shall not be amended, modified, changed, renewed, extended or discharged except by an instrument in writing signed by Fox and Licensee or as otherwise expressly provided herein or therein.  Fox and Licensee each hereby acknowledges that neither is entering into this Agreement in reliance upon any term, condition, representation or warranty not stated herein, and that this Agreement, together with the Exhibits, replaces any and all prior and contemporaneous agreements, whether oral or written, pertaining to the subject matter hereof.  All actions, proceedings or litigation brought against Fox by Licensee shall be instituted and prosecuted solely within the County of Los Angeles, California.  Licensee hereby consents to the jurisdiction of the state courts of California and the federal courts located in the Central District of California as to any matter arising out of, or related to this Agreement.

(e)                                  Without limitation to Paragraph 1 above, for purposes of this Agreement, the term “programs” (and the derivations thereof including, without limitation, “programming”) will include, without limitation, to the extent Fox reasonably elects, television specials, made-for-television movies, television series and all other forms of television motion pictures and programs, as well as any other Program-Related Material, transmitted or otherwise communicated by Fox with the intent that it be perceived or otherwise received, visually or visually and aurally, by television receiver, television monitor or any other device or equipment whatsoever now known or hereafter devised.

(f)                                    Each and all of the several rights and remedies of each party hereto under or contained in or by reason of this Agreement shall be cumulative, and the exercise of one or more of said rights or remedies shall not preclude the exercise of any other right or remedy under this Agreement, at law, or in equity.  Notwithstanding anything to the contrary contained in this Agreement, in no event shall either party hereto be entitled to or recover any lost profits or consequential damages because of a breach or failure by the other party, and except as expressly provided in this Agreement to the contrary, neither Fox nor Licensee shall have any right against the other with respect to claims by any third person or other third entity.

(g)                                 If any provision of this Agreement  (the “Void Provision”), as applied to either Fox or Licensee or any circumstances, is found to be against public policy or otherwise void or unenforceable, or in conflict with any applicable federal, state or local law, rule or regulation (including without limitation any rule or regulation of the Federal Communications Commission), then commencing within 10 days following such finding, Fox and Licensee must negotiate in good faith for a period of 30 days regarding a provision to replace the Void Provision, which provision shall materially meet the intent of the parties as set forth in the Void Provision and essentially preserve the benefits provided by this Agreement to both parties.  If the parties are reasonably unable to agree on such a replacement provision for any reason whatsoever, including without limitation due to any constraints imposed by any law, rule or regulation, then either party will have the right to terminate this Agreement at any time on six months prior notice.

(h)                                 Paragraph headings are inserted for convenience only and shall not be used to interpret this Agreement or any of the provisions hereof or given any legal or other effect whatsoever.

(i)                                     Licensee acknowledges that Station’s rights contained in this Agreement are subject to and must be exercised consistent with the rights conveyed to Fox by the NFL, MLB, NASCAR or any other licensor of programming delivered under this Agreement and any limitations and restrictions thereon.

20.                                 News Agreement:

(a)                                  As a material term of this Agreement, Licensee shall continue to broadcast on Station, in consultation with Fox, throughout the term of this Agreement (until the earlier occurrence of the expiration or termination of the News Agreement, as defined below), the on-air, regularly-scheduled, 10:00 PM, Monday through Friday local newscast program of not less than thirty (30) minutes per night, that is self-produced (i.e., Station originates said newscast program and shall not produce such newscast program pursuant to any news-sharing arrangement), that Station is currently broadcasting as of the date of this Agreement.

(b)                                 Licensee and FNN shall continue to negotiate the News Service Agreement (“News Agreement”) between them.  Licensee shall execute and return the News Agreement, as provided to Licensee by FNN, by no later than ten (10) days after Licensee and FNN have reached an agreement on the News Agreement.  Upon

Licensee’s execution of the News Agreement, it shall be deemed attached to this Agreement as Exhibit E and incorporated herein by this reference.  Any breach by Licensee of the News Agreement will be a breach by Licensee of this Agreement of equivalent materiality (e.g., a material breach of the News Agreement by Licensee will be a material breach of this Agreement by Licensee).

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

Fox Broadcasting Company
(“Fox”)	(“Licensee”)

By:	By:

Title:	Title: